EXHIBIT 99.1

GigOptix Announces Investment from Shanghai Pudong Science and Technology Investment Co.
Shanghai Pudong Science and Technology Investment Co. purchases 1.75 million shares of common stock

San Jose, Calif., - March 22, 2016 - GigOptix, Inc. (NYSE MKT: GIG), a leading supplier of advanced semiconductor communications components for use in Cloud connectivity, data centers, and high-speed optical and wireless networks, and Shanghai Pudong Science and Technology Investment Co., Ltd (PDSTI) and its affiliate have jointly announced that they have entered into an agreement under which PDSTI will make an approximate $5.0 million investment in GigOptix.  Under the terms of the agreement, PDSTI has agreed to purchase 1,754,385 unregistered shares of common stock at a price of $2.85 per share.  The price per share represents a premium of approximately 17% to GigOptix’s average trading price over the last 30 days.  Immediately following the closing of the investment, PDSTI will hold approximately 3.77% of GigOptix’s issued and outstanding common stock.

Proceeds from the investment will go towards providing financial flexibility and pursuing additional strategic growth opportunities.

“We welcome PDSTI as a new investor to GigOptix, as we continue to grow our core high-speed enterprise communications and cloud connectivity business,” stated Dr. Avi Katz, Founder, Chairman and CEO of GigOptix, Inc.

"We are pleased to invest in GigOptix, and we look forward for our partnership with the company,” commented Dr. Xu Dong Zhu, the President of PDSTI.

Cowen and Company introduced the two parties and acted as sole placement agent for GigOptix in concert with the transaction.

About GigOptix, Inc.

GigOptix, Inc. (NYSE MKT: GIG) is a lead designer, developer, and global supplier of a broad range of analog, digital, and mixed signal components to enable high-speed information streaming over the telecom networks, datacom infrastructure, and consumer electronics links. Our ability to innovate and create differentiated products is based on deployment of various semiconductor technologies that span from III-V compounds to SiGe-BiCMOS and CMOS based device designs.

GigOptix’s product portfolio provides high-speed and low-power solutions in markets such as fiber-optics telecom, wireless backhaul, datacom and consumer electronics, mil-aero, instrumentation, and medical equipment, for applications such as linecards and transponders, active optical cables and pluggables, point-to-point wireless radios, military warfare, avionics electronics, GPS systems, and diverse medical equipment, such as ultrasound imaging, X-Ray, MRI, CT Scan, and Defibrillators.

About Shanghai Pudong Science and Technology Investment Co., Ltd.

Shanghai Pudong Science and Technology Investment Co., Ltd. (PDSTI), a leading high-tech investor based in Shanghai, was established in June 1999 and is registered in Asset Management Association of China.  PDSTI is a professional investment institution, focusing on high-tech investment opportunities, with registered capital of RMB 3 billion and management assets of over RMB 10 billion.  PDSTI strategically focuses on the investment of integrated circuit, health care, and other high-tech industries, and forms an experienced and professional team in M&A investment (domestic and cross-border), equity investments, and other investment fields.

Forward-Looking Statements

This press release contains forward-looking statements of GigOptix within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including pertaining to GigOptix’ growth.  Such statements contain words such as "will," and "expect," or the negative thereof or comparable terminology, and include (without limitation) statements regarding the plans for GigOptix.  Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement.  These risks include, but are not limited to: the ability to extend product offerings into new areas or products, the ability to commercialize technology, unexpected occurrences that deter the full documentation and "bring to market" plan for products, trends and fluctuations in the industry, changes in demand and purchasing volume of customers, unpredictability of suppliers, the ability to move product sales to production levels, the ability to compete for client design-in opportunities, the ability to cross-sell to new clients and to diversify, the success of product sales in new markets or of recently produced product offerings, including bundled product solutions, and the ability of GigOptix in furtherance of its operational objectives.  Additional factors that could cause actual results to differ are discussed under the heading "Risk Factors" and in other sections of the GigOptix's filings with the SEC, and in its other current and periodic reports filed or furnished from time to time with the SEC.  All forward-looking statements in this press release are made as of the date hereof, based on information available to GigOptix as of the date hereof, and GigOptix assumes no obligation to update any forward-looking statement.

SOURCE: GigOptix, Inc.

Investor Relations:
Darrow Associates, Inc.
Jim Fanucchi, 408-404-5400
ir@gigoptix.com